Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Rigetti Computing, Inc.

Berkeley, California

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 7, 2025, relating to the consolidated financial statements of Rigetti Computing, Inc. (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ BDO USA, P.C.

Spokane, Washington

May 12, 2025